Exhibit 21.1
Subsidiaries of ViaCell
Viacord, Inc.
ViaCell Securities Corporation
ViaCell Neuroscience, Inc.
ViaCell Endocrine Science, Inc.
ViaCell BC Corp.
ViaCell Singapore Pte Ltd.
Kourion Therapeutics AG